BUTZEL LONG, a professional corporation
380 Madison Avenue
New York, NY 10017

Tel: (212) 818-1110
FAX: (212) 818-0494
e-mail: barrett@butzel.com

January 28, 2011

To the Trustees of Tax-Free Trust of Oregon

     We consent to the incorporation by reference into post-effective amendment No. 37 under the 1933 Act and No. 38 under the 1940 Act of our opinion dated January 30, 2008.

Butzel Long, a professional
corporation

/s/ William L.D. Barrett

By:__________________________